As filed with the Securities and Exchange Commission on October 22, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

COMMUNITY BANK SYSTEM, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	16-12113679
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5790 Widewaters Parkway
Dewitt, New York
(Address of Principal Executive Offices)

Community Bank System, Inc. 2004 Long-Term Incentive Compensation Program
(Full Title of the Plan)

Sanford A. Belden
President and Chief Executive Officer
5790 Widewaters Parkway
DeWitt, New York 13214
(Name and Address of Agent For Service)

(315) 445-2282
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

George J. Getman, Esq.
Bond, Schoeneck & King, PLLC
One Lincoln Center
Syracuse, New York 13202
(315) 218-8000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price	Aggregate	Amount of
To Be Registered	Registered	Per Share**	Offering Price**	Registration Fee

Common Stock, $1.00 par value per share (including associated share purchase rights)*	2,000,000	$25.51	$51,020,000	$6,464.23

*Prior to the occurrence of certain events described in the Registrant’s Stockholder Protection Rights Agreement (none of which events have occurred as of the filing of this registration statement), the associated share purchase rights will not be exercisable nor evidenced separately from the certificates representing the Registrant’s common stock.

**Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee and based upon the average of the high and low sales prices on October 20, 2004, as reported by the New York Stock Exchange.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note

     This Registration Statement is filed pursuant to Item E of the General Instructions for Form S-8 to register additional shares of Common Stock for offer and sale under the Community Bank System, Inc. 2004 Long-Term Incentive Compensation Program, for which a Registration Statement on Form S-8 (Registration No. 333-119590) is already effective. Except to the extent that exhibits are filed herewith, the contents of the Registrant’s Registration Statement on Form S-8 (No. 333-119590) are hereby incorporated by reference.

Item 8. Exhibits.

       5.1       Opinion of Bond, Schoeneck & King, PLLC as to the validity of certain shares being registered.

     23.1       Consent of PricewaterhouseCoopers LLP.

     23.2       Consent of Bond, Schoeneck & King, PLLC (included in Exhibit 5.1).

     24.1       Power of Attorney (included at page 2 of this Registration Statement).

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1)      (a)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)      to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)      to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (b)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.      That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in DeWitt, New York on the 20th day of October, 2004.

COMMUNITY BANK SYSTEM, INC.
By:	/s/ Sanford A. Belden
Sanford A. Belden
President and Chief Executive Officer

     Each person whose signature appears below hereby authorizes Sanford A. Belden, as attorney-in-fact, to execute in the name of such person and to file this Registration Statement (including any changes that he may deem necessary or appropriate) and any amendments, including post-effective amendments, hereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Sanford A. Belden Sanford A. Belden	President, Chief Executive Officer and Director (Principal Executive Officer)	October 20, 2004

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/s/ Scott A. Kingsley Scott A. Kingsley	Treasurer and Chief Financial Officer (Principal Financial Officer)	October 20, 2004

/s/ Charles M. Ertel Charles M. Ertel	Assistant Treasurer (Principal Accounting Officer)	October 20, 2004

/s/ James A. Gabriel James A. Gabriel	Chairman of the Board	October 20, 2004

/s/ Brian R. Ace Brian R. Ace	Director	October 20, 2004

/s/ John M. Burgess John M. Burgess	Director	October 20, 2004

/s/ Paul M. Cantwell Paul M. Cantwell	Director	October 20, 2004

/s/ William M. Dempsey William M. Dempsey	Director	October 20, 2004

/s/ Nicholas A. DiCerbo Nicholas A. DiCerbo	Director	October 20, 2004

/s/ Lee T. Hirschey Lee T. Hirschey	Director	October 20, 2004

/s/ Harold S. Kaplan Harold S. Kaplan	Director	October 20, 2004

/s/ Saul Kaplan Saul Kaplan	Director	October 20, 2004

/s/ Charles E. Parente Charles E. Parente	Director	October 20, 2004

/s/ David C. Patterson David C. Patterson	Director	October 20, 2004

/s/ Peter A. Sabia Peter A. Sabia	Director	October 20, 2004

/s/ William N. Sloan William N. Sloan	Director	October 20, 2004

/s/ Sally A. Steele Sally A. Steele	Director	October 20, 2004

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